Exhibit 21.1

LIST OF SUBSIDIARIES

Luminex International, Inc., a Delaware corporation
Luminex B.V., a Dutch Private Limited Liability Company
Luminex Molecular Diagnostics, Inc., an Ontario, Canada corporation
Luminex Trading (Shanghai) Co., Ltd., a Chinese Foreign Investment Company
Luminex Japan Corporation Ltd., a Japanese KK
Luminex (Australia) Pty. Ltd, a Queensland, Australia corporation (d/b/a BSD Robotics)
Labpac Pty Ltd, a Queensland, Australia corporation
Bizpac (Australia) Pty Ltd., a Queensland, Australia corporation